The Core Bond Portfolio of Merrill Lynch Bond Fund, Inc.

File No. 811-02857

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending September 30, 2003, the Core Bond Portfolio (“Core Bond”), a series of Merrill Lynch Bond Fund, Inc. (the “Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of The Corporate Fund Accumulation Program, Inc. (“Corporate Fund”), File No. 811-02642.

On September 30, 2002, at meetings of the Boards of Directors of the Registrant and Corporate Fund, the Boards of Directors each approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to (1) the acquisition by Core Bond of substantially all of the assets and the assumption by Core Bond of substantially all of the liabilities of Corporate Fund, (2) the issuance by the Registrant of newly issued shares of Core Bond Common Stock to Corporate Fund with an aggregate net asset value equal to the aggregate value of the assets acquired by Core Bond, reduced by the amount of the liabilities assumed by Core Bond, and (3) the subsequent distribution of Corresponding Shares of Core Bond to the shareholders of Corporate Fund in an amount proportionate to their shares of beneficial interest, par value $.10 per share, of Corporate Fund, in liquidation of Corporate Fund.

On October 22, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-100666 and 811-02857; the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Corporate Fund.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on December 5, 2002, and the N-14 Registration Statement as so amended was declared effective by the Commission on December 5, 2002.

On February 12, 2003, the shareholders of Corporate Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On April 4, 2003, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Corporate Fund transferred securities and cash valued at $52,736,078 to the Registrant and received in exchange 4,546,606 shares of Core Bond.  Such shares were then distributed to the shareholders of Corporate Fund on that date in proportion to each shareholder’s interest in the assets transferred.